Paddy Field Lease Contract

The Leaser (hereinafter referred to as party A): Heilongjiang Chahar Farm
The Leasee (hereinafter referred to as party B): Qiqihar Fuer Agronomy Inc.
Signed at: Chahaer Farm

1: The ownership and area of paddy field hereunder: Party A holds use certificate for the field to be leased herein. The estimated area of the paddy field is 10500Mus (7 square kilometers). The actual area of the paddy field shall be subject to actual measurement by both parties.

2: Lease Term: The lease term shall be 12 years, starting on January 1, 2011 and ending on December 31, 2022.

3: Price and Amount: The lease price of the paddy field herein shall be 0.35 Yuan per square meter per year, totaling 29.4 million Yuan for 12 years.

4: Payment: Party B have paid to Party A the total amount of 29.4 million Yuan before December 30, 2010. If there is some difference of actual area measured by the two parties, the excess payment shall be refunded and deficiency shall be repaid.

5: Party A’s obligation: After Party B receive use certificate for the paddy field, Party A shall make sure that the field will not be leased to another party, there is no disputes over the field.

6: Liabilities for breach of contract: If Party A breaches the Contract, Party A shall return all of the lease fees paid by party B and make a one-time compensation to Party B based on Party B’s actual loss. If Party B breaches the Contract, Party B shall make a one –time compensation to Party A based on Party A’s actual loss.

7: Disputes settlement: All disputes arising from the performance of this contract should be settled through negotiations. Should no settlement be reached through negotiations, both parties may bring an action in the People’s Court at the place where Party B resides.

This Contract is executed in two counterparts, each party holding one counterpart with same effects.

This Contract shall come into effect upon sighed by both parties.

Representative of Party A: Li Dapeng
Representative of Party B: Zhang Li
December 15, 2010